UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2007

Worlds.com, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-24115	22-1848316
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

11 Royal Road, Brookline, Massachusetts	02445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 725-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As described in greater detail below under Item 5.02, on September 6, 2007, we entered into an Employment Agreement with our President and Chief Executive Officer, Thomas Kidrin.

Item 3.02.  Unregistered Sales of Equity Securities.

On August 7, 2007, we commenced a private placement offering to raise up to $500,000 (with a $50,000 overalotment option) through the sale of up to 10,000,000 shares of our common stock at an offering price of $0.05 per share.  From June 1, 2007 through August 31, 2007, the average closing price of our common stock was less than $0.035.  The offering was structured as a “mini-max” with the minimum set at $300,000.  Through August 31, 2007, we received an aggregate of $375,000, thereby meeting the minimum.  Inasmuch as the offering was made without utilizing the services of an underwriter, no commissions are payable on any of the funds raised.  The offering was exempt under Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506 promulgated thereunder, as all of the investors are “accredited” as such term is defined in Rule 501 of such Regulation.

Item 4.01.  Changes in Registrant’s Certifying Accountant

On September 5, 2007 we signed an engagement letter with Bongiovanni & Associates, P.A. to become our independent accountant to audit our financial statements.  Inasmuch as we have not filed any annual or quarterly reports since the first quarter of 2001, the engagement contemplates the filing of all unfiled quarterly and annual reports since such date.  Prior to such engagement, we have not consulted our new auditors on any substantive issue with respect to our financial statements.  The last time our financial statements were audited was for our fiscal year ended December 31, 2000.  Our independent auditor at that time was Grant Thornton LLP and we are not using their services now simply because it is cost prohibitive.  However, we did not have any disputes with them over accounting principles or practices, financial statement disclosure or auditing scope or procedure.  Grant Thornton LLP has not provided any services to us for more than six years.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Offices; Compensatory Arrangements of Certain Officers.

On September 4, 2007, by authority contained in our By-Laws, Mr. Thom Kidrin, our sole director, expanded the size of our board of directors and appointed Messrs. Robert Fireman, Bernard Stolar and Jay Coleman to our board of directors.  We do not currently have any committees of directors, but inasmuch as all three of the new appointees are “independent” it is anticipated that they will be appointed to various committees once they are established.  None of the appointees have any existing relationship with us nor do any of them have any agreements or arrangements to receive funds from us, except that it is anticipated that all non-employee directors will receive a stipend for their services as directors in the amount of 150,000 options upon initially joining the board that would vest immediately and an annual grant of an additional 100,000 options that would vest in 12 months, provided the director served at least 6 months in office.

On September 4, 2007, our board approved entry into an employment agreement with our president, Thom Kidrin.  The agreement, dated as of September 1, 2007, is for five years with a one-year renewal option held by Mr. Kidrin.  The agreement provides for a base salary of $200,000, which increases 10% on January 1 of each year; a monthly car allowance of $1,000; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 15 million shares of our common stock at an exercise price of  $0.05 per share, of which one-third vested on September 4, 2007, one-third vest on August 31, 2008 and the balance vest on August 31, 2009; a death benefit equal to one year of the then base salary and a disability benefit equal to two years of the then base salary; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.  A copy of the agreement is filed herewith as an exhibit.

Item 8.01.  Other Events

On September 4, 2007, our board of directors adopted the 2007 Stock Option Plan, a copy of which is filed herewith as an exhibit.  We intend to present the plan to our shareholders for their approval.

Item 9.01.  Financial Statements and Exhibits

Exhibit 10.1	Employment Agreement dated as of September 1, 2007 between registrant and Thomas Kidrin.

Exhibit 10.2	2007 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDS.COM, INC.

Dated: September 6, 2007	By:	/s/ Thomas Kidrin
Thomas Kidrin
President